EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN HOLDINGS DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, May 5, 2010 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that its Board of Directors has declared a quarterly cash dividend on its common stock.  The Board of Directors approved a $0.105 per share quarterly cash dividend, payable on June 15, 2010 to the holders of record of common stock of the Company on June 1, 2010.  This quarterly cash dividend gives effect to the two-for-one split of the common stock of the Company effected on May 3, 2010 and on a comparable basis is consistent with the quarterly cash dividend paid by the Company on its common stock in the first quarter of 2010.

* * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

* * *